Exhibit 99.1

Investor Contact:         Nancy S. Murray (212) 813 -7862

Media Contact:            Hamilton South  (212) 318-7270
                          Jim Abernathy   (212) 371-5999




                         Polo Ralph Lauren Completes
                       Acquisition of European Licensee


Gains new revenue and profit stream as well as significant new global opportunities

New York City (January 6, 2000) - Polo Ralph Lauren Corporation (NYSE: RL) announced today that it has completed its previously announced acquisition of Poloco S.A.S. and certain of its affiliates, which hold licenses to sell in Europe men's and boys' Polo apparel, the men's and women's Polo Jeans business, and certain Polo accessories. In addition to the wholesale business, included in the acquisition is a Polo store in Paris and six outlet stores located in France, the United Kingdom and Austria. Poloco, headquartered in Paris, France, and the acquired affiliates had revenues of approximately $180 million for calendar year 1998. The acquisition is expected to be accretive to earnings beginning in fiscal year 2001.

Polo acquired Poloco for an aggregate cash consideration of approximately $200 million, plus the assumption of approximately $30 million of short-term debt. The acquisition was funded by the proceeds from a recent 275 million Euro offering.

"Europe is the cornerstone of our global brand expansion. By owning Poloco, we plan to replicate the growth of the Polo brands we achieved in the U.S. throughout Europe," said Ralph Lauren, Chairman and Chief Executive Officer.

"We believe there are many benefits to this acquisition. Our near-term initiatives will be focused on increasing the Polo brands' market penetration throughout the Continent through door expansion and market development. We expect to introduce our Lauren and RALPH women's lines in apparel and accessories, and to expand our children's lines from the existing boys' range into infants, toddlers, girls 4-6x and girls 7-16. In addition, we expect our acquisition to provide opportunities to leverage the sourcing, planning technology, marketing, retail development and licensing processes we have developed," said Doug Williams, Group President of Global Business Development.

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 30 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Polo Sport", "Ralph Lauren", "RALPH", "Lauren", "Polo Jeans Co.", and "Chaps", among others, constitute one of the world's most widely recognized families of consumer brands.

Certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company's expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks include, among others, risks associated with changes in the competitive marketplace, including the introduction of new products or pricing changes by the Company's competitors, changes in global economic conditions and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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